Exhibit 99.1

Electronic Control Security Inc Launches WISE(TM) Water Supply Security
Initiative

    CLIFTON, N.J.--(BUSINESS WIRE)--Nov. 11, 2005--ECSI (Electronic Control Security, Inc. (OTCBB: EKCS) a leading provider of security solutions to governments, nuclear power facilities and corporations worldwide, launched their Water Infrastructure Security Environmental (WISE(TM)) initiative that provides a complete end-to-end total security envelope that protects and monitors water supply infrastructure and quality from source to faucet.
    The EPA and the Department of Homeland Security have highlighted threats to the nation's water supply that include potential terrorist biological, radiological and chemical attacks as well as contamination from sources such as waste water run-off, industrial chemicals, human and farm wastes and naturally occurring radiation sources.
    To monitor, detect and protect against threats to water supplies, the WISE(TM) system combines:

    -- Complete video and sensor based perimeter security capability at reservoir, wellhead, pumping station, treatment and distribution facilities to detect, deter and respond to unauthorized intrusions and attacks.

    -- Fiber Optic pipeline, aqueduct and distribution system monitoring to secure the entire water supply system against threats.

    -- Sentinal(TM) IP addressable computing platform for water quality remote monitoring with on-line multiple parameter sensor array to provide real time constant quality assurance at multiple locations at the sources and throughout the entire distribution system.

    The development of the WISE(TM) system was a major factor in ECSI's acquisition of Clarion Systems Inc., a leading manufacturer and developer of water quality sensor applications. Clarion Systems founder Martin Harmless stated: "United States water systems deliver over 34 billion gallons of water daily through 600,000 miles of pipes. Fully securing the water supply is an immense undertaking. The Clarion Sentinal(TM) system provides a unique capability to monitor multiple water quality parameters in real time, an unmet need that is becoming more and more apparent as decision makers have become aware of critical issues that threaten our water supplies. Combined with ECSI's perimeter security technology and systems integration expertise, we have a total one stop shopping solution to securing the water supply from the well or reservoir right to the kitchen faucet."
    Arthur Barchenko, Chairman and CEO of ECSI stated, "Our experience in securing the nation's nuclear power facilities has clearly taught us that threats to our critical power and water infrastructure require consistent dedication to superior design and technology to insure the highest standards of safety and security. Protecting water supplies from contamination and terrorist attack is clearly becoming a much higher priority and I believe we have in place the technology and high level security experience to become a leader in this vital sector."

    About ECSI

    ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The ISO 9001 Registered company designs, manufactures and markets physical electronic security systems for high profile, high threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with ARINC, Hudson Marine Inc., Lockheed Martin Transportation & Security Solutions, Parsons Infrastructure & Technology Group, SERCO, Inc., Tetra Tech, Inc. and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562. For more information on ECSI and its customers please go to http://www.anti-terrorism.com .
    For more information about WISE(TM) and the Clarion Systems Inc., (a division of ECSI) Sentinal(TM) go to http://www.clarionsensing.com/home.shtml

    ECSI INTERNATIONAL, INC. SAFE HARBOR STATEMENT: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as "anticipates," "expects," "plans," "projects," "estimates," "outlook," "forecast," "guidance," "assumes," and other similar words. These statements and those contained in the 10KSB and 10QSB's are not guarantees of the Corporation's future performance and are subject to risks, uncertainties and other important factors that could cause the Corporation's actual performance or achievements to be materially different from those the Corporation may project. These are only some of the numerous factors that may affect the forward-looking statements contained in this press release.

    CONTACT: For ECSI
             Kathleen Zomack, 973-574-8555